Exhibit 10.2

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 20, 2005, by and between COMERICA BANK (“Bank”) and NEUROBIOLOGICAL TECHNOLOGIES, INC (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of August 18, 2005, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Agreement is hereby replaced with Exhibit A attached hereto.

2. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

3. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

4. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(c) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

NEUROBIOLOGICAL TECHNOLOGIES, INC

By:	/S/ JONATHAN R. WOLTER

Title:	Vice President & Chief Financial Officer

COMERICA BANK

By:	/S/ ROB WAYS

Title:	Vice President

[Signature Page to Amendment to Loan & Security Agreement]

DEBTOR	NEUROBIOLOGICAL TECHNOLOGIES, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court)

holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Notwithstanding the foregoing, the Collateral shall not include the assets listed on ANNEX A attached hereto provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in the assets listed on ANNEX A attached hereto.

ANNEX A

XERECEPT ASSETS EXCLUDED FROM COLLATERAL DESCRIPTION

Borrower’s or any of its subsidiaries’ right, title, and interest in and to the following (the “Excluded Assets”):

(i)	the pharmaceutical product XERECEPT® for all therapeutic indications, as described on Schedule A hereto, and any other pharmaceutical or therapeutic product the making, distributing, using, offering to sell, or sale of which would infringe the Intellectual Property Rights (as defined below);

(ii)	any drug substance, drug product or other materials used by Borrower or any of its affiliates for the production of XERECEPT® or for quality control or other analytical purpose related to production or use of XERECEPT®;

(iii)	all rights associated with or arising out of any of the following: (a) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof; (b) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (c) copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (d) all trademarks, service marks, logos, trade dress and trade names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (“Intellectual Property Rights”) necessary in the development, manufacture, importation, sale, marketing, distribution or use of, or otherwise relating or pertaining to the Product that is owned by Borrower or any of its subsidiaries, solely or jointly with any other person, is licensed to Borrower or any of its subsidiaries or to which Borrower or any of its subsidiaries otherwise has rights, including the Intellectual Property Rights set forth on Schedule C;

(iv)	Borrower’s rights under the contracts set forth in Schedule B;

(v)	all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental entity, including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder and all applications for any of the foregoing (the “Permits”) held by Borrower or any of its subsidiaries that relate to the Intellectual Property Rights or the Product;

(vi)	(a) any and all books, records, documentation (or, in each case, portion thereof), data, or other information in the possession of Borrower or its affiliates relating solely to the Excluded Assets or the Product and (ii) pleadings and other documentation relating to lawsuits filed in the ten years preceding the Closing Date directly relating to the Excluded Assets or the Product; and

(vii)	all causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating solely to the foregoing.